NEWS RELEASE

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST HALF 2023

OVERALL RESULTS

	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Pretax income (loss)	$196.9	$(54.6)		$446.1	$328.0
Pretax investment losses	(30.4)	(317.4)		(4.2)	(172.3)
Pretax income (loss) excluding investment losses	$227.3	$262.8	(13.5)%	$450.3	$500.4	(10.0)%

Net income (loss)	$155.5	$(40.1)		$355.4	$266.1
Net of tax investment losses	(24.0)	(250.4)		(3.3)	(135.9)
Net income (loss) excluding investment losses	$179.6	$210.2	(14.6)%	$358.8	$402.0	(10.8)%

Combined ratio	92.6%	90.9%		92.6%	91.4%

PER DILUTED SHARE

	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net income (loss)	$0.54	$(0.13)		$1.22	$0.87
Net of tax investment losses	(0.08)	(0.82)		(0.01)	(0.45)
Net income (loss) excluding investment losses	$0.62	$0.69	(10.1)%	$1.23	$1.32	(6.8)%

SHAREHOLDERS' EQUITY (BOOK VALUE)

				June 30,	Dec. 31,
				2023	2022	% Change
Total				$6,119.8	$6,173.2	(0.9)%
Per Common Share				$21.78	$21.07	3.4%
________

All amounts in this report are stated in millions except where noted, common stock data and percentages.

CHICAGO – July 27, 2023 – Old Republic International Corporation (NYSE: ORI) today reported pretax income, excluding investment gains (losses), of $227.3 for the quarter and $450.3 for the first six months of 2023. Title Insurance results declined in both periods, affected by higher mortgage interest rates. General Insurance pretax operating income rose 33.6% for the quarter and 34.6% for the first six months, driven by solid underwriting income. These results produced a consolidated combined ratio of 92.6% for both the quarter and first six months.

Consolidated net premiums and fees earned were down 16.8% for the quarter and 17.9% for the first six months. Title Insurance dropped as a result of lower revenues in both direct and agency operations, while General Insurance grew by mid-single digits in both periods. Net investment income increased significantly in the quarter and the first six months, primarily due to higher investment yields earned.

During the quarter, the Company returned total capital to shareholders of approximately $288, comprised of $70 in dividends, and $218 of share repurchases (8.7 million shares at an average price of $25.16 per share). For the first six months, this results in total capital returned of approximately $492, including $141 in dividends and nearly $351 of share repurchases (14.1 million shares at an average price of $25.14 per share). Following the close of the quarter, the Company repurchased $83 of additional shares (3.2 million shares at an average price of $25.83 per share), leaving approximately $182 remaining under the most recent authorization approved by the Company's Board of Directors in May 2023.

Book value per share grew from $21.07 at year-end 2022 to $21.78 as of June 30, 2023, primarily reflecting the addition of operating earnings less shareholder dividends. With the addition of dividends declared during the first six months, this was an increase of 5.7% over year-end 2022.

Old Republic International Corporation

Old Republic's business is managed for the long run. In this context management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the primary needs of the insurance subsidiaries' underwriting and related services business. In this view, the evaluation of periodic and long-term results excludes consideration of all investment gains (losses). Under Generally Accepted Accounting Principles (GAAP), however, net income, inclusive of investment gains (losses), is the measure of total profitability.

In management's opinion, the focus on income excluding investment gains (losses), also described herein as segment pretax operating income, provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income can mask trends in operating results, because such realizations are often highly discretionary. Similarly, the inclusion of unrealized investment gains (losses) in equity securities can further distort such operating results with significant period-to-period fluctuations.

FINANCIAL HIGHLIGHTS
	Quarters Ended June 30,			Six Months Ended June 30,
SUMMARY INCOME STATEMENTS:	2023	2022	% Change	2023	2022	% Change
Revenues:
Net premiums and fees earned	$1,648.7	$1,982.3	(16.8)%	$3,203.9	$3,901.3	(17.9)%
Net investment income	139.4	107.8	29.3	277.2	214.1	29.5
Other income	40.6	37.6	7.8	80.1	73.9	8.3
Total operating revenues	1,828.8	2,127.8	(14.1)	3,561.3	4,189.4	(15.0)
Investment gains (losses):
Realized from actual transactions and impairments	2.1	53.2		30.3	118.5
Unrealized from changes in fair value of equity securities	(32.6)	(370.7)		(34.6)	(290.9)
Total investment losses	(30.4)	(317.4)		(4.2)	(172.3)
Total revenues	1,798.3	1,810.3		3,557.0	4,017.0
Operating expenses:
Loss and loss adjustment expenses	617.8	638.6	(3.3)	1,221.7	1,246.6	(2.0)
Sales and general expenses	962.9	1,209.6	(20.4)	1,851.5	2,408.7	(23.1)
Interest and other charges	20.7	16.6	24.1	37.6	33.6	11.9
Total operating expenses	1,601.4	1,865.0	(14.1)%	3,110.9	3,688.9	(15.7)%
Pretax income (loss)	196.9	(54.6)		446.1	328.0
Income taxes (credits)	41.3	(14.4)		90.6	61.9
Net income (loss)	$155.5	$(40.1)		$355.4	$266.1

COMMON STOCK STATISTICS:
Components of net income per share:
Basic net income (loss) excluding investment gains (losses)	$0.63	$0.69	(8.7)%	$1.24	$1.32	(6.1)%
Net investment gains (losses):
Realized from actual transactions and impairments	0.01	0.14		0.08	0.31
Unrealized from changes in fair value of equity securities	(0.09)	(0.96)		(0.09)	(0.75)
Basic net income (loss)	$0.55	$(0.13)		$1.23	$0.88
Diluted net income (loss) excluding investment gains (losses)	$0.62	$0.69	(10.1)%	$1.23	$1.32	(6.8)%
Net investment gains (losses):
Realized from actual transactions and impairments	0.01	0.14		0.08	0.30
Unrealized from changes in fair value of equity securities	(0.09)	(0.96)		(0.09)	(0.75)
Diluted net income (loss)	$0.54	$(0.13)		$1.22	$0.87
Cash dividends on common stock	$0.245	$0.230		$0.490	$0.460
Book value per share				$21.78	$21.01	3.7%

We believe the information presented in the following table highlights the most meaningful indicators of ORI's segmented and consolidated financial performance. The information underscores the performance of our underwriting subsidiaries, as well as our sound investment of their capital and underwriting cash flows.

Old Republic International Corporation

Sources of Consolidated Income
	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net premiums and fees earned:
General insurance	$992.8	$943.5	5.2%	$1,958.0	$1,854.5	5.6%
Title insurance	649.6	1,030.2	(36.9)	1,232.9	2,029.2	(39.2)
RFIG run-off	4.3	6.0	(28.8)	8.9	12.6	(28.8)
Corporate & other	1.9	2.4	(22.9)	4.0	4.9	(18.1)
Consolidated	$1,648.7	$1,982.3	(16.8)%	$3,203.9	$3,901.3	(17.9)%

Underwriting and related services income (loss):
General insurance	$97.0	$70.9	36.7%	$200.9	$147.3	36.4%
Title insurance	20.0	98.7	(79.7)	23.7	168.9	(85.9)
RFIG run-off	5.8	10.6	(45.4)	11.2	18.4	(38.9)
Corporate & other	(14.3)	(8.7)	(64.5)	(25.2)	(14.8)	(70.4)
Consolidated	$108.6	$171.7	(36.7)%	$210.7	$319.9	(34.1)%

Consolidated underwriting ratio:
Loss ratio:
Current year	42.1%	34.1%		42.6%	34.1%
Prior years	(4.6)	(1.9)		(4.5)	(2.1)
Total	37.5	32.2		38.1	32.0
Expense ratio	55.1	58.7		54.5	59.4
Combined ratio	92.6%	90.9%		92.6%	91.4%

Net investment income:
General insurance	$111.4	$83.6	33.3%	$220.1	$166.0	32.6%
Title insurance	14.1	11.1	27.6	27.9	22.4	24.6
RFIG run-off	1.4	1.5	(9.1)	2.9	3.6	(18.6)
Corporate & other	12.3	11.5	7.6	26.1	21.9	19.0
Consolidated	$139.4	$107.8	29.3%	$277.2	$214.1	29.5%

Interest and other charges (credits):
General insurance	$24.2	$16.6		$43.6	$32.9
Title insurance	(0.5)	0.2		(0.4)	0.8
Corporate & other (a)	(3.0)	(0.2)		(5.5)	(0.1)
Consolidated	$20.7	$16.6	24.1%	$37.6	$33.6	11.9%

Segmented and consolidated pretax income
excluding investment gains (losses):
General insurance	$184.2	$137.9	33.6%	$377.5	$280.4	34.6%
Title insurance	34.7	109.5	(68.3)	52.1	190.5	(72.6)
RFIG run-off	7.2	12.2	(40.7)	14.2	22.0	(35.5)
Corporate & other	1.0	3.0	(64.8)	6.4	7.3	(11.9)
Consolidated	227.3	262.8	(13.5)%	450.3	500.4	(10.0)%
Income taxes on above	47.7	52.5		91.5	98.3
Net income (loss) excluding investment
gains (losses)	179.6	210.2	(14.6)%	358.8	402.0	(10.8)%
Consolidated pretax investment gains (losses):
Realized from actual transactions
and impairments	2.1	53.2		30.3	118.5
Unrealized from changes in
fair value of equity securities	(32.6)	(370.7)		(34.6)	(290.9)
Total	(30.4)	(317.4)		(4.2)	(172.3)
Income tax credits on above	(6.4)	(67.0)		(0.8)	(36.4)
Net of tax investment losses	(24.0)	(250.4)		(3.3)	(135.9)
Net income (loss)	$155.5	$(40.1)		$355.4	$266.1
Consolidated operating cash flow	$90.6	$124.7		$247.2	$403.2

(a) Includes consolidation/elimination entries.

Old Republic International Corporation

General Insurance Segment Operating Results

	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net premiums written	$1,081.0	$1,002.3	7.8%	$2,095.1	$1,963.1	6.7%
Net premiums earned	992.8	943.5	5.2	1,958.0	1,854.5	5.6
Net investment income	111.4	83.6	33.3	220.1	166.0	32.6
Other income	40.4	37.3	8.1	79.7	73.3	8.6
Operating revenues	1,144.7	1,064.5	7.5	2,257.9	2,094.0	7.8
Loss and loss adjustment expenses	604.5	616.1	(1.9)	1,196.9	1,198.3	(0.1)
Sales and general expenses	331.6	293.8	12.9	639.8	582.2	9.9
Interest and other charges	24.2	16.6	45.6	43.6	32.9	32.5
Operating expenses	960.4	926.6	3.7	1,880.4	1,813.5	3.7
Segment pretax operating income	$184.2	$137.9	33.6%	$377.5	$280.4	34.6%

Loss ratio:
Current year	66.9%	67.2%		66.9%	67.1%
Prior years	(6.0)	(1.9)		(5.8)	(2.5)
Total	60.9	65.3		61.1	64.6
Expense ratio	29.3	27.2		28.6	27.4
Combined ratio	90.2%	92.5%		89.7%	92.0%

General Insurance net premiums earned increased 5.2% and 5.6% for the quarter and first six months of 2023, respectively, driven by premium rate increases, high renewal retention ratios, and new business production. Premium growth was experienced across most lines of coverage and was most pronounced within commercial auto, partially offset by declines experienced within certain financial indemnity and warranty products. Commercial auto achieved strong rate increases while rate declines were experienced within public D&O and workers' compensation coverages. Net investment income increased significantly in both 2023 periods, driven largely by higher investment yields earned.

The reported loss ratio for General Insurance improved considerably in both periods. Favorable development of approximately 6% for both the quarter and first six months came predominantly from the workers' compensation and commercial auto lines of coverage. The trends in current period loss and expense ratios mostly reflect a shift in the line of coverage mix. Investments in new products and geographies in recent years have diversified the General Insurance business, resulting in shifts in the lines of coverage mix toward lines with lower current period loss ratios and higher expense ratios.

Together, these factors produced highly profitable combined ratios and greater pretax operating income for the periods reported. For General Insurance, we target combined ratios between 90% and 95% over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range, particularly given the long claim payment patterns associated with the business.

The following table shows recent annual and interim periods' loss ratios and the effects of loss development trends:

		Effect of Prior Periods'
		(Favorable)/	Loss Ratio Excluding
	Reported	Unfavorable Loss	Prior Periods' Loss
	Loss Ratio	Reserves Development	Reserves Development
2018	72.2%	—%	72.2%
2019	71.8	0.4	71.4
2020	69.9	(0.8)	70.7
2021	64.8	(3.8)	68.6
2022	62.1%	(5.1)%	67.2%
2nd Quarter 2022	65.3%	(1.9)%	67.2%
2nd Quarter 2023	60.9%	(6.0)%	66.9%
1st Six Months 2022	64.6%	(2.5)%	67.1%
1st Six Months 2023	61.1%	(5.8)%	66.9%

Old Republic International Corporation

Title Insurance Segment Operating Results

	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net premiums and fees earned	$649.6	$1,030.2	(36.9)%	$1,232.9	$2,029.2	(39.2)%
Net investment income	14.1	11.1	27.6	27.9	22.4	24.6
Other income	0.2	0.2	(27.8)	0.3	0.5	(34.1)
Operating revenues	664.0	1,041.6	(36.2)	1,261.2	2,052.1	(38.5)
Loss and loss adjustment expenses	16.2	29.0	(44.1)	31.6	58.4	(45.8)
Sales and general expenses	613.5	902.7	(32.0)	1,177.8	1,802.3	(34.6)
Interest and other charges	(0.5)	0.2	(274.0)	(0.4)	0.8	(155.4)
Operating expenses	629.3	932.1	(32.5)	1,209.0	1,861.6	(35.1)
Segment pretax operating income	$34.7	$109.5	(68.3)%	$52.1	$190.5	(72.6)%

Loss ratio:
Current year	3.8%	3.6%		3.8%	3.6%
Prior years	(1.3)	(0.8)		(1.2)	(0.7)
Total	2.5	2.8		2.6	2.9
Expense ratio	94.4	87.6		95.5	88.8
Combined ratio	96.9%	90.4%		98.1%	91.7%

Title Insurance net premiums and fees earned decreased by 36.9% and 39.2% for the quarter and first six months of 2023, respectively. Both directly produced and agency produced revenues declined, driven by a continued drop in mortgage originations attributable to higher mortgage interest rates. Commercial premiums decreased commensurately, and represent 22% of premiums earned in the second quarter of both 2023 and 2022. Despite the downward trends experienced when compared to the prior year, Title Insurance pretax operating income increased compared to the first quarter of 2023, primarily due to higher net premium and fees earned. Net investment income increased in both 2023 periods, reflecting higher investment yields earned partially offset by a slightly lower invested asset base.

Title Insurance loss ratios decreased slightly for the quarter and first six months due to higher levels of favorable development as a percentage of premium. Both period's expense ratios were elevated compared to last year, generally reflecting lower directly produced revenues that carry higher fixed expenses. In addition, the first six months 2023 expense ratio reflects the recovery of the $17.2 (1.4 percentage points) state sales tax assessment paid in the fourth quarter of last year.

Together, these factors produced a higher combined ratio and lower pretax operating income for the periods reported.

The following table shows recent annual and interim periods’ loss ratios and the effects of loss development trends:

		Effect of Prior Periods'
		(Favorable)/	Loss Ratio Excluding
	Reported	Unfavorable Loss	Prior Periods' Loss
	Loss Ratio	Reserves Development	Reserves Development
2018	1.9%	(1.8)%	3.7%
2019	2.5	(1.2)	3.7
2020	2.3	(1.3)	3.6
2021	2.6	(1.0)	3.6
2022	2.3%	(1.3)%	3.6%
2nd Quarter 2022	2.8%	(0.8)%	3.6%
2nd Quarter 2023	2.5%	(1.3)%	3.8%
1st Six Months 2022	2.9%	(0.7)%	3.6%
1st Six Months 2023	2.6%	(1.2)%	3.8%

Old Republic International Corporation

RFIG Run-off Segment Operating Results - Mortgage Insurance

	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net premiums earned	$4.3	$6.0	(28.8)%	$8.9	$12.6	(28.8)%
Net investment income	1.4	1.5	(9.1)	2.9	3.6	(18.6)
Loss and loss adjustment expenses	(4.5)	(8.0)	43.6	(9.0)	(12.3)	26.8
Pretax operating income	$7.2	$12.2	(40.7)%	$14.2	$22.0	(35.5)%

Loss ratio:
Current year	72.8%	62.4%		76.8%	64.4%
Prior years	(178.7)	(196.1)		(177.4)	(162.2)
Total	(105.9)	(133.7)		(100.6)	(97.8)
Expense ratio	70.1	56.6		74.9	51.5
Combined ratio	(35.8)%	(77.1)%		(25.7)%	(46.3)%

Given the volatility inherent with a lack of scale, RFIG Run-off is expected to produce highly variable results. Pretax operating income reflects the continuing drop in net earned premiums offset by favorable loss reserve development from improved cure rates on reported defaults. Net investment income decreased due to a declining invested asset base partially offset by higher investment yields earned. Extraordinary dividends of $35.0 and $60.0 were paid to the parent company during the second quarter and first six months of 2023, respectively.

The following table shows recent annual and interim periods' loss ratios and the effects of loss development trends:

		Effect of Prior Periods'
		(Favorable)/	Loss Ratio Excluding
	Reported	Unfavorable Loss	Prior Periods' Loss
	Loss Ratio	Reserves Development	Reserves Development
2018	43.2%	(27.0)%	70.2%
2019	55.0	(12.5)	67.5
2020	81.7	(26.5)	108.2
2021	(5.3)	(67.5)	62.2
2022	(75.5)%	(156.3)%	80.8%
2nd Quarter 2022	(133.7)%	(196.1)%	62.4%
2nd Quarter 2023	(105.9)%	(178.7)%	72.8%
1st Six Months 2022	(97.8)%	(162.2)%	64.4%
1st Six Months 2023	(100.6)%	(177.4)%	76.8%

Old Republic International Corporation

Corporate & Other Operating Results

	Quarters Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net life and accident premiums earned	$1.9	$2.4	(22.9)%	$4.0	$4.9	(18.1)%
Net investment income	12.3	11.5	7.6	26.1	21.9	19.0
Other operating income	—	—	—	—	—	—
Operating revenues	14.2	14.0	2.1	30.2	26.9	12.2
Benefits and loss and loss adjustment expenses	1.5	1.5	1.1	2.2	2.1	1.3
Insurance expenses	0.7	0.8	(10.0)	1.8	1.7	4.3
Corporate, interest and other expenses - net	10.8	8.5	27.3	19.7	15.7	25.7
Operating expenses	13.2	10.9	20.7	23.7	19.6	21.1
Corporate & other pretax operating income	$1.0	$3.0	(64.8)%	$6.4	$7.3	(11.9)%

This segment includes a small life and accident insurance business and the net costs associated with the parent holding company and several internal corporate services subsidiaries. The segment tends to produce highly variable results stemming from volatility inherent from the lack of scale. For the quarter and first six months of 2023, net investment income increased due to a higher investment yield earned on a slightly lower average invested asset base attributable to the return of capital to shareholders.

Summary Consolidated Balance Sheet

	June 30,	December 31,	June 30,
	2023	2022	2022
Assets:
Cash and fixed income securities	$12,618.5	$12,688.7	$11,751.9
Equity securities	3,080.2	3,220.9	4,182.4
Other invested assets	142.4	138.0	125.4
Cash and invested assets	15,841.1	16,047.7	16,059.9
Accounts and premiums receivable	2,334.4	1,927.5	2,096.0
Federal income tax recoverable	22.8	15.7	19.6
Reinsurance balances recoverable	5,987.6	5,588.0	5,551.1
Deferred policy acquisition costs	407.4	382.5	372.6
Other assets	1,256.7	1,197.9	1,195.9
Total assets	$25,850.3	$25,159.4	$25,295.4

Liabilities and Shareholders' Equity:
Policy liabilities	$3,292.8	$2,970.0	$3,121.6
Loss and loss adjustment expense reserves	12,404.5	12,221.5	11,905.4
Federal income tax - deferred	47.3	42.7	18.9
Reinsurance balances and funds	1,342.5	1,079.4	1,177.3
Debt	1,590.5	1,597.0	1,594.5
Other liabilities	1,052.6	1,075.3	1,077.9
Total liabilities	19,730.5	18,986.2	18,895.8
Shareholders' equity	6,119.8	6,173.2	6,399.5
Total liabilities and shareholders' equity	$25,850.3	$25,159.4	$25,295.4

Old Republic International Corporation

Cash, Invested Assets, and Shareholders' Equity

				% Change
	June 30,	Dec. 31,	June 30,	June '23/	June '23/
	2023	2022	2022	Dec. '22	June '22
Cash and invested assets:
Fixed income securities, cash and other invested assets	$12,760.9	$12,826.7	$11,877.4	(0.5)%	7.4%
Equity securities	3,080.2	3,220.9	4,182.4	(4.4)	(26.4)
Total per balance sheet	$15,841.1	$16,047.7	$16,059.9	(1.3)%	(1.4)%
Total at cost for all	$15,143.5	$15,365.7	$15,402.2	(1.4)%	(1.7)%

Composition of shareholders' equity per share:
Equity before items below	$19.99	$19.43	$19.68	2.9%	1.6%
Unrealized investment gains (losses) and other
accumulated comprehensive income (loss)	1.79	1.64	1.33
Total	$21.78	$21.07	$21.01	3.4%	3.7%

Segmented composition of
shareholders' equity per share:
Excluding RFIG run-off segment	$21.01	$20.17	$19.93	4.2%	5.4%
RFIG run-off segment	0.77	0.90	1.08
Consolidated total	$21.78	$21.07	$21.01	3.4%	3.7%

As of June 30, 2023, the consolidated investment portfolio reflected an allocation of approximately 80% to fixed income (bonds and notes) and short-term investments, and 20% to equity securities (common stock). Our investment management process remains focused on retaining quality investments that produce consistent streams of investment income. The fixed income portfolio continues to be the anchor for the insurance underwriting subsidiaries' obligations. The maturities of our fixed income assets are matched to the expected liabilities for claim payment obligations to policyholders and their beneficiaries. Our equity portfolio consists of high-quality common stocks of U.S. companies with long-term records of reasonable earnings growth and steadily increasing dividends.

Old Republic's investment portfolio is directed in consideration of enterprise-wide risk management objectives, intended to ensure solid funding of our underwriting subsidiaries' long-term claim payment obligations to policyholders and their beneficiaries, as well as the long-term stability of the subsidiaries’ capital base. For these reasons, the investment portfolio does not contain high risk or illiquid asset classes and has zero or extremely limited exposure to, collateralized debt obligations (CDO's), credit default and interest rate swaps, hybrid securities, asset-backed securities (ABS), guaranteed investment contracts (GIC), structured investment vehicles (SIV), auction rate variable short-term securities, limited partnerships, derivatives, hedge funds or private equity investments. Moreover, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes. Pursuant to our enterprise risk management guidelines and controls, we perform regular stress tests of our investment portfolio to gain reasonable assurance that periodic downdrafts in market prices do not seriously undermine our financial strength and the long-term continuity and prospects of our underwriting subsidiaries.

Old Republic International Corporation

Changes in shareholders' equity per share are reflected in the following table. As shown, these resulted mostly from net income excluding net investment gains (losses), realized and unrealized investment gains (losses), and dividend payments to shareholders.

Shareholders' Equity Per Share

	Quarter			Year
	Ended			Ended
	June 30,	Six Months Ended June 30,		Dec. 31,
	2023	2023	2022	2022
Beginning balance	$21.91	$21.07	$22.77	$22.77
Changes in shareholders' equity:
Net income excluding net investment gains (losses)	0.63	1.24	1.32	2.80
Net of tax realized investment gains	0.01	0.08	0.31	0.17
Net of tax unrealized investment gains (losses):
Fixed income securities	(0.34)	0.15	(2.15)	(2.18)
Equity securities	(0.09)	(0.09)	(0.75)	(0.69)
Total net of tax realized and unrealized
investment gains (losses)	(0.42)	0.14	(2.59)	(2.70)
Cash dividends	(0.245)	(0.490)	(0.460)	(1.920)
Other	(0.09)	(0.18)	(0.03)	0.12
Net change	(0.13)	0.71	(1.76)	(1.70)
Ending balance	$21.78	$21.78	$21.01	$21.07
Percentage change for the period	(0.6)%	3.4%	(7.7)%	(7.5)%

Capitalization

	June 30,	December 31,	June 30,
	2023	2022	2022
Debt:
4.875% Senior Notes due 2024	$399.3	$399.0	$398.7
3.875% Senior Notes due 2026	548.2	547.9	547.6
3.850% Senior Notes due 2051	643.0	642.9	642.7
Other miscellaneous debt	—	7.1	5.3
Total debt	1,590.5	1,597.0	1,594.5
Common shareholders' equity	6,119.8	6,173.2	6,399.5
Total capitalization	$7,710.3	$7,770.2	$7,994.1

Capitalization ratios:
Debt	20.6%	20.6%	19.9%
Common shareholders' equity	79.4	79.4	80.1
Total	100.0%	100.0%	100.0%

Managing Old Republic's Insurance Business for the Long-Run
The insurance business is distinguished from most others in that the prices (premiums) charged for most products are set without knowing what the ultimate loss costs will be. We also can't know exactly when claims will be paid, which may be many years after a policy was issued or expired. This casts Old Republic as a risk-taking enterprise managed for the long run. Old Republic therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on maintaining a sound financial condition to support our subsidiaries' long-term obligations to policyholders and their beneficiaries.

The Company is managed for the long run and with little regard for quarterly or even annual reporting periods. These time frames are too short. Management believes results are best evaluated by looking at underwriting and overall operating performance trends over 10-year intervals. These likely include one or two economic and/or underwriting cycles. This provides enough time for these cycles to run their course, for underwriting and premium rate changes to appear in financial results, and for reserved loss costs to be quantified with greater certainty.

Old Republic International Corporation

Accompanying Financial Data and Other Information:
•About Old Republic
•Conference Call Information
•Safe Harbor Statement

Financial Supplement:
•A financial supplement to this news release is available on the Company's website:
www.oldrepublic.com

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry.

Conference Call Information
Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its second quarter 2023 performance and to review major operating trends and business developments. The call can be accessed live on Old Republic's website at www.oldrepublic.com or by dialing 1-888-510-2411, passcode 4060501. Interested parties may also listen to a replay of the call through August 3, 2023 by dialing 1-800-770-2030, passcode 4060501, or by accessing it on Old Republic International's website.

Old Republic International Corporation

Safe Harbor Statement

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's General Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of investment yields and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and RFIG Run-off results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company's widespread operations.

General Insurance, Title Insurance, Corporate & Other, and RFIG Run-off maintain customer information and rely upon technology platforms to conduct their business. As a result, each of them and the Company are exposed to cyber risk. Many of the Company's operating subsidiaries maintain separate IT systems which are deemed to reduce enterprise-wide risks of potential cybersecurity incidents. However, given the potential magnitude of a significant breach, the Company continually evaluates on an enterprise-wide basis its IT hardware, security infrastructure and business practices to respond to these risks and to detect and remediate in a timely manner significant cybersecurity incidents or business process interruptions.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2022 Form 10-K Annual Report filing to the Securities and Exchange Commission, which is specifically incorporated herein by reference.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601
(312) 346-8100